Exhibit 99.2

The following unaudited pro forma condensed consolidated balance sheet as of December 30, 2011 gives effect to the acquisition of 100% of FlexHead, by Atkore International, Inc a subsidiary of Atkore International Holdings Inc. as of December 30, 2011 as if the acquisition had occurred December 30, 2011.

The following unaudited pro forma condensed statements of operations for the period from September 25, 2010 to December 22, 2010, for the period from December 23, 2010 to September 30, 2011 and for the three months ended December 30, 2011 are presented as if the acquisition of FlexHead had occurred, and the operations of the Company and FlexHead had been consolidated as of September 25, 2010.

The unaudited pro forma condensed financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations which would have been realized had the acquisition of FlexHead been consummated as of the date or during the periods for which unaudited pro forma financial statements are presented or for any future period or date.

The unaudited pro forma financial information should be read in conjunction with the Company’s previously filed year end and interim financial statements and the audited financial statements and notes thereto for FlexHead that appear elsewhere in this Current Report on Form 8-K/A.

The preliminary pro forma acquisition adjustments are based on available information, certain assumptions made by the Company’s management and a preliminary valuation of the fair value of assets and liabilities acquired. Such adjustments are subject to change upon finalization of the valuation.

ATKORE INTERNATIONAL HOLDINGS INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 30, 2011

($ in millions)	Atkore International Holdings Inc. Historical	Morrisville Pro Forma Adjustments		Pro Forma	FlexHead Historical	FlexHead Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$42	$13	M	$55	$1	$(1	) A	$55
Accounts receivable, net	201	(3	) K	198	3	—		201
Receivables due from Tyco International Ltd. and its affiliates	4	—		4	—	—		4
Inventories, net	284	(10	) K	274	5	1	B	280
Prepaid expenses and other current assets	46	(1	) K	45	—	—		45
Deferred income taxes	16	—		16	—	—		16

Total current assets	593	(1)		592	9	—		601
Property, plant and equipment, net	331	(28	) K	303	1	(1	) C	303
Intangible assets, net	267	(5	) L	262	—	20	D	282
Goodwill	136	(6	) L	130	—	10	E	140
Deferred income taxes	2	—		2	—	1	F	3
Receivables due from Tyco International Ltd. and its affiliates	15	—		15	—	—		15
Other assets	34	—		34	—	—		34

Total assets	$1,378	$(40)		$1,338	$10	$30		$1,378

LIABILITIES AND EQUITY
Current liabilities
Short-term debt and current maturities of long-term debt	$50	$(37	) M	$13	$—	$38	G	$51
Accounts payable	121	(2	) K	119	2	—		121
Income tax payable	4	—		4	—	—		4
Accrued and other current liabilities	73	—		73	1	(1	) H	73

Total current liabilities	248	(39)		209	3	37		249
Long-term debt	411	—		411	—	—		411
Deferred income taxes	97	—		97	—	—		97
Income tax payable	14	—		14	—	—		14
Pension liabilities	35	—		35	—	—		35
Other long-term liabilities	11	—		11	—	—		11

Total liabilities	816	(39)		777	3	37		817

Company Shareholders’ Equity
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—		—	—	—		—
Additional paid in capital	604	—		604	—	—		604
(Accumulated deficit) retained earnings	(25)	(1	) N	(26)	4	(4	) I	(26)
Accumulated other comprehensive loss	(17)	—		(17)	—	—		(17)

Total Company Shareholders’ Equity	562	(1)		561	4	(4)		561
Non controlling interests	—	—		—	3	(3	) J	—

Total equity	562	(1)		561	7	(7)		561

Total liabilities and Shareholders’ Equity	$1,378	$(40)		$1,338	$10	$30		$1,378

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATKORE INTERNATIONAL HOLDINGS INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended December 30, 2011

($ in millions)	Atkore International Holdings Inc. Historical	Morrisville Pro Forma Adjustments		Pro Forma	FlexHead Historical	FlexHead Pro Forma Adjustments		Pro forma Consolidated
Net sales	$379	$(8	) JJ	$371	$5	$—		$376
Costs and expenses
Cost of sales	334	(10	) JJ	324	3	—		327
Selling, engineering, general and administrative expenses	45	—		45	1	1	CC	47

Operating income	—	2		2	1	(1)		2
Interest expense, net	12	—		12	—	—		12

(Loss) income before income taxes	(12)	2		(10)	1	(1)		(10)
Income tax (benefit) expense	(4)	1	LL	(3)	—	—		(3)

Net (loss) income	$(8)	$1		$(7)	$1	$(1)		$(7)

Less net income attributable to non controlling interests	—	—		—	—	—		—

Net (loss) income attributable to the Company	$(8)	1		$(7)	$1	(1)		$(7)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATKORE INTERNATIONAL HOLDINGS INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended September 30, 2011

	Predecessor Company	Successor Company
	For the period from September 25, 2010 to December 22, 2010	For the period from December 23, 2010 to September 30, 2011
($ in millions)	Historical	Historical	Pro Forma Adjustments		Pro Forma	Morrisville Pro Forma Adjustments		Pro Forma	FlexHead Historical	FlexHead Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$352	$1,298	$—		$1,650	$(52	) JJ	$1,598	$17	$(1	) AA	$1,614
Costs and expenses
Cost of sales	304	1,109	(11	) FF	1,402	(55	) JJ	1,347	9	1	BB	1,357
Selling, engineering, general and administrative expenses	40	152	(13	) GG	179	(3	) KK	176	4	2	CC	182
Transaction-related costs	—	16	—		16	—		16	—	—		16

Operating income	8	21	24		53	6		59	4	(4)		59
Interest expense, net	11	37	—	HH	48	—		48	—	1	DD	49

(Loss) income before income taxes	(3)	(16)	24		5	6		11	4	(5)		10
Income tax expense (benefit)	—	1	3	II	4	2	LL	6	—	—	EE	6

Net (loss) income	$(3)	$(17)	$21		$1	$4		$5	$4	$(5)		$4

Less net income attributable to non controlling interests	—	—	—		—	—		—	—	—		—

Net (loss) income attributable to the Company	$(3)	$(17)	$21		$1	$4		$5	$4	$(5)		$4

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATKORE INTERNATIONAL HOLDINGS INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Organization and Ownership Structure—Atkore International Holdings Inc. (hereinafter collectively with all its subsidiaries referred to as the “Company,” or “Atkore”) was incorporated in the State of Delaware on November 4, 2010. The Company is 100% owned by Atkore International Group Inc., (“Atkore Group”). The Company is the sole owner of Atkore International, Inc. (“Atkore International”). Prior to the transactions described below, all the capital stock of Atkore International was owned by Tyco International Ltd. (“Tyco”), (“Parent Company”). The business of Atkore International was operated as the Tyco Electrical and Metal Products (“TEMP”) business of Tyco (referred to herein as the “Predecessor Company”). Atkore was initially formed by Tyco as a holding company to hold ownership of TEMP.

The Transactions—On November 9, 2010, Tyco announced that it entered into an agreement to sell a majority interest in TEMP to an affiliate of the private equity firm Clayton Dubilier & Rice, LLC (“CD&R”). On December 22, 2010, the transaction closed and CD&R acquired shares of a newly created class of cumulative convertible preferred stock (the “Preferred Stock”) of Atkore Group. The Preferred Stock initially represented 51% of the outstanding capital stock (on an as-converted basis) of Atkore Group. On December 22, 2010, Atkore Group also issued common stock (the “Common Stock”) to a Tyco subsidiary that initially represented the remaining 49% of the outstanding capital stock of Atkore Group. Atkore Group continues to be the sole owner of the Company, which in turn continues to be the sole owner of Atkore International. Subsequent to December 22, 2010, Atkore has operated as an independent, stand-alone entity.

Basis of Presentation—The accompanying historical financial statements of Atkore were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The consolidated financial statements for the period from December 23, 2010 through September 30, 2011 and for the three months ended December 30, 2011 include the assets and liabilities used in operating the Company’s business, including entities in which the Company owns or controls more than 50% of the voting shares or has the ability to control through similar rights. The impact of subsidiaries owned or controlled with ownership less than 100% was not material to any of the consolidated financial statements presented. All the significant intercompany balances and transactions have been eliminated in consolidation. These consolidated statements include estimates and assumptions by management that effect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates.

The combined financial statements of the Predecessor Company for the period from September 25, 2010 through December 22, 2010 (the “Predecessor Period”) include the assets and liabilities used in operating the Predecessor Company’s business, including entities in which the Company owns or controls more than 50% of the voting shares or has the ability to control through similar rights. The impact of subsidiaries owned or controlled with ownership less than 100% was not material to the combined financial statements presented. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the combined financial statements from the effective date of acquisition or up to the date of disposal.

Additionally, the combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an unaffiliated company during the Predecessor Period. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying combined financial statements. Certain general corporate overhead and other expenses have been allocated by Tyco to the Company in the Predecessor Period. Such allocations are reasonable, however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an unaffiliated company for the Predecessor Period, nor are they indicative of the costs that will be incurred as an unaffiliated company.

FlexHead amounts presented in the pro forma consolidated balance sheet consist of the FlexHead historical balance sheet as of December 30, 2011. FlexHead amounts presented in the pro forma condensed statement of operations consist of the FlexHead historical statement of operations amounts for the three months ended December 30, 2011 and for the period September 25, 2010 to September 30, 2011, respectively.

On April 23, 2012, Allied Tube & Conduit Corporation (“Allied Tube”), a wholly-owned subsidiary of Atkore, completed its previously announced sale of assets to JMC Steel Group, Inc (“JMC Steel”). Pursuant to the terms and conditions of the Asset Purchase Agreement (“the APA”), dated as of March 6, 2012 between JMC Steel and Allied Tube, JMC Steel purchased and acquired from Allied Tube the real estate, building and improvements located at 600 Dean Sievers Place, Morrisville, Pennsylvania (“Morrisville”) and certain equipment located at Morrisville in exchange for $39,500,000 in cash (the “Transaction”), which amount represented the fair market value as agreed by Allied Tube and JMC Steel.

Morrisville amounts presented in the pro forma consolidated balance sheet consist of the Morrisville historical balance sheet amounts. Morrisville amounts presented in the pro forma condensed statement of operations consist of the Morrisville historical statement of operations amounts for the three months ended December 30, 2011 and the year ended September 30, 2011, respectively.

NOTE 2 — ACQUISITION

FlexHead is being accounted for as a business combination using the acquisition method of accounting, whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability.

The following table summarizes the preliminary fair values assigned to the net assets acquired and liabilities assumed as of the February 15, 2012 acquisition date (in millions):

Fair value of consideration transferred:
Fair value of equity	$38

38

Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	1
Accounts receivable	2
Inventories	7
Intangible assets	20
Other assets—current and long-term	1
Indebtedness—current and long-term	(1)
Accounts Payable	(1)
Other liabilities—current and long-term	(1)

Net assets acquired	28

Excess purchase price attributed to goodwill acquired	$10

The acquisition resulted in the recognition of $10 million of goodwill, which is deductible for income tax purposes. Goodwill consists of the excess of the purchase price over the net of the fair value the acquired assets and assumed liabilities, and represents the estimated economic value attributable to future operations.

Under the terms of the acquisition agreement, the sellers have agreed to indemnify and hold harmless the Company and its subsidiaries, and their respective affiliates from and against any taxes of FlexHead with respect to any tax period ending on or before the closing, as well as all tax liabilities relating to events or transactions occurring on or prior to the closing date.

The following table summarizes the preliminary fair value of amortizable and indefinite-lived intangible assets as of the acquisition date:

	FlexHead Industries, Inc. at
	February 15, 2012
($ in millions)	Fair Value	Estimated useful life (in years)
Amortizable intangible assets:
Customer relationships	$11	10
Patents	5	9
Non-compete & Other	3	5

Total amortizable intangible assets	$19
Indefinite-lived intangibles:
Trade names	$1	Indefinite

Total intangible assets	$20

The estimated fair values of assets acquired and liabilities assumed included in the tables above are preliminary and are based on the information that was available as of the acquisition date and prior to the filing of this Amended Current Report on Form 8-K/A (the “Amended 8-K”). The Company believes the information available as of the acquisition date and prior to the filing of this Amended 8-K provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed; however, the Company is awaiting the finalization of certain third-party valuations to finalize those fair values. Thus, the preliminary measurements of fair value set forth above are subject to change. The Company recorded pro forma adjustments to selling, engineering, general and administrative expenses for amortization of intangible assets with definite lives.

NOTE 3 — PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

For references A to J - The historical consolidated financial statements of FlexHead include the accounts of FlexHead Industries, Inc., as well as the accounts of its variable interest entities, PBJ; DXL; Lowland Street; SprinkFlex; and PNM. Atkore did not acquire any interests in Lowland Street. The balance sheet pro forma adjustments reflect the removal of Lowland Street balances, the historical balances as of December 30, 2011, and the results of the preliminary fair value allocations.

A)	Reflects the removal of the cash balance for Lowland Street.

B)	Reflects the step-up of inventories to their fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations.

C)	Reflects the portion of property, plant and equipment owned by Lowland Street.

D)	Reflects the amount of intangible assets resulting from the preliminary fair value allocations (see Note 2).

E)	Reflects the excess purchase price attributed to goodwill acquired (see Note 2).

F)	Reflects a deferred tax asset resulting from the pro forma adjustments based on a statutory tax rate of 38%.

G)	Reflects the cash consideration paid for acquisition funded through debt.

H)	Reflects the portion of accrued and other current liabilities for Lowland Street, an entity that was not acquired by Atkore.

I)	Elimination of historical Flexhead equity amount.

J)	Elimination of historical Flexhead noncontrolling interests. FlexHead is the primary beneficiary of PBJ, DXL, Lowland, SprinkFlex, and PNM (the “VIEs”), as FlexHead has controlling financial interests in these VIEs through design and contractual arrangements. The common shareholders of FlexHead formed the VIEs with the intent of FlexHead implicitly bearing the economic risks and indirectly controlling the actions of the VIEs. The VIEs have no employees of their own. The shareholders are the chief operating decision makers for the Company and are also employees of FlexHead. Sources of support provided to the VIEs include offering loan guarantees, exclusive supplier contracts, royalty agreements, lease agreements, and below market management arrangements. Accordingly, FlexHead’s consolidated financial statements include the accounts of the VIEs.

For References K to N –On April 23, 2012, Allied Tube, a wholly-owned subsidiary of Atkore, completed its previously announced sale of assets to JMC Steel. Pursuant to the terms and conditions of the APA, dated as of March 6, 2012 between JMC Steel and Allied Tube, JMC Steel purchased and acquired from Allied Tube the real estate, building and improvements located at Morrisville and certain equipment located at Morrisville in exchange for $39,500,000 in cash, which amount represented the fair market value as agreed by Allied Tube and JMC Steel. The pro forma balances reflect the disposition of Morrisville.

(K)	Reflects the elimination of assets and liabilities of Morrisville as of December 30, 2011.

(L)	Reflects the elimination of amount of goodwill and intangible assets allocated to Morrisville.

(M)	Reflects the receipt of proceeds of $39.5 million, less transaction costs of approximately $0.5 million, including legal, advisory and other professional fees. The net proceeds from the Transaction reduced outstanding borrowing under our credit facility by $37 million.

(N)	Reflects the estimated loss of approximately $1 million arising from the Transaction. The estimated loss has not been reflected in the pro forma consolidated statements of operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the APA.

NOTE 4 — PRO FORMA CONDENSED STATEMENT OF OPERATIONS ADJUSTMENTS

For references from AA to EE - The historical consolidated financial statements of FlexHead include the accounts of FlexHead Industries, Inc., as well as the accounts of its variable interest entities, PBJ; DXL; Lowland Street; SprinkFlex; and PNM. Atkore did not acquire any interests in Lowland Street. The statement of operations’ pro forma adjustments reflects the removal of Lowland Street balances and the addition of all other entities as listed within this paragraph. The references below (AA to EE), reflect additional pro forma adjustments as a result of the acquisition of FlexHead.

AA)	Reflects the elimination of sales between FlexHead and Atkore.

BB)	Reflects additional costs of goods sold of $1 million related to the fair value adjustment to inventory acquired and less than $1 million of eliminated costs of goods sold between FlexHead and Atkore.

CC)	Reflects additional amortization expense of $2 million for the period from December 23, 2010 to September 30, 2011, $1 million for the period from September 25, 2010 to December 22, 2010 and $1 million for the three months ended December 30, 2011 related to the fair value of identifiable intangible assets acquired. (See Note 2)

DD)	Represents the incremental interest expense related to the indebtedness incurred in connection with the acquisition of FlexHead. The Company drew $38 million on the Credit Facility at an assumed rate of 3.50%.

EE)	Reflects the estimated tax effects resulting from the pro forma adjustments based on a statutory tax rate of 38%.

For references from FF to II - On November 9, 2010, Tyco announced that it entered into an agreement to sell a majority interest in the Predecessor Company to an affiliate of the private equity firm CD&R. On December 22, 2010, the transaction closed and CD&R acquired shares of Preferred Stock of Atkore Group. The Preferred Stock initially represented 51% of the outstanding capital stock (on an as-converted basis) of Atkore Group. On December 22, 2010, Atkore Group also issued Common Stock to a Tyco subsidiary that initially represented the remaining 49% of the outstanding capital stock of Atkore Group. Atkore Group continues to be the sole owner of the Company, which in turn continues to be the sole owner of Atkore International. Subsequent to December 22, 2010, Atkore has operated as an independent, stand-alone entity.

FF)	Represents the following adjustments:

1.	Depreciation of $2 million resulting from the fair value allocations and revised estimated useful lives assigned to property and equipment.

Property and equipment is depreciated over estimated useful lives as follows:

Buildings	2 to 34 years
Building improvements	2 to 20 years
Machinery and equipment production	2 to 19 years
Support and testing machinery and equipment	2 to 13 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life

2.	Removal of the amortization associated with the $13 million purchase price adjustment to record inventory fair value.

GG) Represents the following adjustments:

1.	Additional amortization of $3 million resulting from the fair value allocations and revised estimated useful lives assigned to intangible assets. For customer relationships intangible assets with finite lives, the weighted-average amortization period is 13.6 years.

2.	Incremental portion of $1 million of the aggregate annual management fee of $6 million per annum to be paid to CD&R and Tyco International Management Company, LLC.

3.	Reduction in pension expense of $1 million from the impact of reducing pension obligations.

4.	Removal of the $16 million of transaction fees attributed to acquisition-related activities. This amount includes all transaction costs incurred in connection with the business acquisition: $6 million of fees paid to CD&R and $10 million of transaction costs and fees incurred, including legal and accounting costs.

HH) The pro forma adjustment for interest expense, net, represents the removal of all of the historical interest expense and an addition for the calculation of the new interest on the new borrowings plus the applicable amortization of debt issuance costs related to the indebtedness incurred in connection with the Transactions, as well as fees payable on the asset-based credit facility (“Credit Facility”). As a result of those two offsetting calculations, the pro forma adjustment, rounded to an amount in millions of dollars, did not result in any incremental interest expense or benefit. The Company drew $55 million on the Credit Facility as of December 22, 2010, although The Company is permitted to and may choose to draw up to $250 million subject to a borrowing base estimated to be $200 million as of September 30, 2011. As of September 30, 2011, $46 million was outstanding on the Credit Facility. The interest rate on the senior secured notes is 9.875% and is assumed to be 2.76% on amounts drawn on the Credit Facility. A 0.125 percentage point change in interest rates on our pro forma Credit Facility indebtedness would change pro forma interest expense by less than $1 million for the year ended September 30, 2011.

II)	Reflects the estimated tax effects resulting from the pro forma adjustments based on statutory tax rate of 38%.

For References JJ to LL –On April 23, 2012, Allied Tube, a wholly-owned subsidiary of Atkore, completed its previously announced sale of assets to JMC Steel. Pursuant to the terms and conditions of the APA, dated as of March 6, 2012 between JMC Steel and Allied Tube, JMC Steel purchased and acquired from Allied Tube the real estate, building and improvements located at Morrisville and certain equipment located at Morrisville in exchange for $39,500,000 in cash, which amount represented the fair market value as agreed by Allied Tube and JMC Steel. The pro forma balances reflect the disposition of Morrisville.

(JJ) Reflects the elimination of sales and cost of sales of Morrisville.

(KK) Reflects the elimination of the selling, general and administrative expenses of Morrisville that are necessary for and associated with revenue producing activities. This adjustment does not reflect any one-time nonrecurring costs, primarily transaction costs and severance costs, directly related to the closing of the Transaction which will be included in the statement of operations of the Company within the twelve months following the closing.

(LL) Represents the estimated income tax effect of the pro forma adjustments. The tax effects of the pro forma adjustments were calculated using the historical statutory rates in the U.S. and any permanent differences attributable to Morrisville.